Exhibit 99.2

FISCAL 2015 THIRD QUARTER CONFERENCE CALL TRANSCRIPT

May 11, 2015 / 05:00 PM EDT

On May 11, 2015, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2015 third quarter, ended March 31, 2015. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Jim Storey Premier, Inc. – VP of IR

Susan DeVore Premier, Inc. – President & CEO

Mike Alkire Premier, Inc. – COO

Craig McKasson Premier, Inc. – CFO

Keith Figlioli Premier, Inc. – SVP Healthcare Informatics

CONFERENCE CALL PARTICIPANTS

Ryan Daniels William Blair & Company – Analyst

Jamie Stockton Wells Fargo Securities – Analyst

Elizabeth Blake BofA Merrill Lynch – Analyst

Lisa Gill JPMorgan – Analyst

Donald Hooker KeyBanc Capital Markets – Analyst

Michael Cherny ISI – Analyst

Nicholas Jansen Raymond James – Analyst

Sean Dodge Jefferies & Co. – Analyst

Richard Close Avondale Partners – Analyst

Sean Wieland Piper Jaffray – Analyst

Gene Mannheimer Topeka Capital Markets – Analyst

PRESENTATION

Operator

Good afternoon and welcome to the Premier, Inc. fiscal 2015 third-quarter results and conference call.

(Operator Instructions)

It is now my pleasure to introduce today’s host, Jim Storey. Please begin.

Jim Storey – Premier, Inc. – VP of IR

Thank you operator and welcome everyone to Premier, Inc.’s fiscal 2015 third-quarter conference call. Our speakers today are Susan DeVore, President and Chief Executive Officer; Mike Alkire, Chief Operating Officer; and Craig McKasson, Chief Financial Officer. Susan, Mike and Craig will review the quarter’s performance and discuss the outlook for the remainder of our fiscal year.

PREMIER, INC.

Fiscal 2015 Third Quarter Conference Call Transcript

Before we get started, I wanted to remind everyone that copies of our press release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com. Management’s remarks today contain certain forward-looking statements and actual results could differ materially from those discussed today. These forward-looking statements speak as of today and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our most recent Form 10-K, and we encourage you to review these detailed Safe Harbor and risk factor disclosures.

Please also note that where appropriate, we will refer to non-GAAP financial measures such as adjusted EBITDA, segment adjusted EBITDA, adjusted fully distributed earnings per share and free cash flow, to evaluate our business. During this discussion we will also be comparing current year-to-date results with last year’s results on a non-GAAP pro forma basis, since our Company had not completed its reorganization and IPO until after last year’s first quarter.

Comparisons made in accordance with GAAP do not reflect the impact of the reorganization and IPO and therefore management believes they do not provide meaningful year-over-year comparisons. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release in the appendix of the supplemental slides accompanying this presentation, and in our Form 8-K filing with the SEC, which we expect will be soon. Now, let me turn the call over to Susan DeVore.

Susan DeVore – Premier, Inc. – President & CEO

Thanks, Jim, and hello everyone. I’ll start off with an overview of our fiscal third-quarter performance and our expectations for the remainder of the year, ending June 30. As well as provide comments on some important changes in the environment that we expect to positively impact our business over the long run. Mike will then discuss our ongoing operational achievements and Craig will walk you through our third-quarter financials and revised outlook in more detail.

Before we begin, I want to remind you that Premier was developed, and it remains majority-owned by, healthcare provider systems. Our products and services are developed in close collaboration with our provider members and overall we believe this provider-centric co-innovative alignment drives consistent and increasing demand for the solutions we develop, and it positions Premier to deliver exceptional value and growth over the long run. Now let’s review our strong third-quarter financial performance.

Year-over-year consolidated net revenue increased by 16%, driven by 15% growth in Supply Chain Services and a 19% gain in Performance Services. Consolidated adjusted EBITDA increased 14% and adjusted fully distributed earnings per share rose 13%. Our Supply Chain Services segment outperformed management’s expectations. Due both to a strong 9.1% year-over-year increase in net administrative fees revenue from our group purchasing organization and continuing momentum in our direct sourcing and specialty pharmacy businesses, which drove a 25% rise in product revenue.

Turning to Performance Services now, we increased revenue in that segment 19% from a year ago. We also finished the quarter with solid bookings and a robust sales pipeline. And looking at our overall business, we are on track to achieve a 99% retention rate in our GPO business and a 94% SaaS-based institutional renewal rate for our fiscal year ending June 30.

As a result of our third-quarter performance and based on our expectations and assumptions for the remainder of the year, we are raising our full-year revenue and adjusted EBITDA guidance ranges. Craig will provide more specifics on guidance in a few minutes. We believe that Premier’s continued strong financial performance and outlook are based on our unique role as a provider-led healthcare improvement company.

As an example, we are continually extending our PremierConnect platform across domains that align our capabilities with the performance improvement imperatives of our members in the areas of cost reduction, quality and safety improvement and population health management. Each PremierConnect domain offers distinct capabilities and when pulled together, they deliver a comprehensive view of total performance improvement opportunities across the health system. Add to this our wraparound advisory services, our performance improvement collaboratives, our Supply Chain Services offerings and we believe Premier is uniquely positioned to lead our members through the transformative changes sweeping our industry.

PREMIER, INC.

Fiscal 2015 Third Quarter Conference Call Transcript

From Washington’s shift in support of HIT interoperability, to recent legislation propelling our industry into alternate payment models and population health, developments are occurring that we believe will require healthcare providers to adopt a comprehensive approach to the technologies and services that Premier provides, in order for them to succeed in this rapidly evolving environment. Just weeks ago, for instance, we witnessed the passage of federal legislation that permanently reforms the way Medicare pays for physician services, called the Medicare Access and CHIP Reauthorization Act of 2015, or MACRA. This legislation retires the flawed sustainable growth rate, SGR formula, and creates new incentives designed to encourage physicians now to move toward risk-based, alternate provider payment models, such as episodic bundled payments, shared savings and global payments.

We believe this legislation will spark greater participation in these models, ensuring that providers across the care continuum are all working together toward the aligned goals of high-quality and cost-effective care. We also believe this is a watershed event. When coupled with the recent Health and Human Services announced objective to shift up to 50% of Medicare payments to alternative models by 2018, this legislation also validates our position that advanced payment models are here to stay. And they will become the new standard.

We expect physicians and their professional groups will begin moving away from fee-for-service, ramping up efforts to join existing alternative payment programs, and collaborating with health systems to build the necessary infrastructure to take on risk and succeed in this fast approaching payment reform environment. Also, notably included in this legislation is a requirement to achieve EHR system interoperability which is also foundational to the most recent meaningful use proposed changes, enabling healthcare providers to access and use data that is currently locked in these EHR systems.

So, we at Premier have seen this transformation coming for years and we’ve been preparing for it for just as long. In fact, today we have nearly 400 hospitals across 30 states participating in our population health collaboratives, and our bundled payments collaborative which focuses on the capabilities necessary to successfully function under the episodic bundled payment model, includes approximately 120 hospitals, spanning 27 states. Members in these collaboratives leverage our PremierConnect, SaaS-based solutions to identify and replicate and scale success.

We also provide the health data analytics, the benchmarking and dedicated advisory services to support development and implementation of these capabilities. So we’ve been a pioneer in the development of data-driven performance improvement collaboratives and technologies, focused on alternative payment models and accountable care organizations. And our efforts have earned us recognition by KLAS as the leader in Population Health Management advisory services.

Our role has always been to serve as a strategic and operational extension of our member health systems, optimizing performance today and helping prepare for the future. As this industry-changing legislation further defines and accelerates the future of healthcare, we believe it will also afford us new opportunities to innovate and lead, to provide value to our members and to drive future growth for our Company. With that, let me turn the call over to Mike Alkire, our Chief Operating Officer.

Mike Alkire – Premier, Inc. – COO

Thanks Susan and welcome everyone to our conference call. Looking at our performance, from an operating perspective, we are very pleased with the third quarter. I believe our growing track record of achievements and member collaboration demonstrates that Premier is very well-positioned, as an industry leader, to capitalize on the transformational changes impacting our nation’s healthcare systems.

I want to start off by providing an update on my comment from our last call. When I noted that we were finalizing plans with one of the largest integrated delivery networks in the country to implement PremierConnect Enterprise. I’m extremely excited to announce that the Denver-based Catholic Health Initiatives signed on for PremierConnect Enterprise in our third quarter.

Catholic Health Initiatives plans to use this broad capability to establish a single source for consistent, integrated quality reporting at the system, divisional, facility and physician level. And also to identify quality improvement opportunities and measures that measure the ongoing effectiveness of its quality improvement programs. CHI becomes the 11th member organization to join Premier’s Data Alliance Collaborative, and we’re excited about working with them on PremierConnect Enterprise. Which as most of you know, is one of the domains of our PremierConnect platform.

PREMIER, INC.

Fiscal 2015 Third Quarter Conference Call Transcript

Turning now to our third-quarter performance. As Susan noted, our Supply Chain Services business performed above management’s expectations in the third quarter. And as Craig will discuss shortly, it is the driver behind our increased guidance for the full year.

In our GPO business, the 9.1% net administrative fee revenue growth was driven by continuing contract penetration among our existing members and by recruitment and conversion of new members. This growth was further amplified by the improved patient utilization trend that our members have been experiencing in recent quarters. A trend that we believe is being supported by the improving economy, as well as expanding healthcare coverage under the Affordable Care Act.

Within the segment I want to further discuss our rapidly growing direct sourcing and specialty pharmacy businesses that we launched a few years ago in collaboration with our members. Together, these businesses achieved 25% revenue growth in the third quarter and are up 35% year-over-year for the nine months of this fiscal year. Our direct sourcing business has achieved remarkable growth by helping our members achieve double-digit savings on basic commodity products, and our specialty pharmacy business has also delivered double-digit revenue growth. Both by adding members to the program and through expansion of the therapies we manage.

We believe revenue growth of both businesses will normalize as they mature. At the same time, we expect specialty pharmacy to play an expanding role in our business, as health systems increasingly move to population health models, where there is an even greater need to manage the chronic, high-cost patients that require specialty therapies and are the largest consumers of healthcare. This, combined with the sheer volume of the high cost therapies that continues to enter the market, has made specialty pharmacy management a strategic priority for many of our health systems.

As such, we are continuing to build out our clinical and information technology infrastructure to provide differentiated programs and tools to our member health systems and their patients to improve quality, patient satisfaction and health outcomes. We have seen strong uptake with new members utilizing our specialty pharmacy program in the past year.

Now I want to discuss PremierConnect Supply Chain, our new SaaS-based offering on the PremierConnect platform. We launched it in March and we believe this is a breakthrough solution that is also more cost effective to implement when compared with other competitive offerings in the marketplace. Overall, we believe it will further disrupt the Supply Chain and strongly position Premier for future growth, in both our Supply Chain and Performance Services businesses.

Let me briefly walk through this innovative offering with you. PremierConnect Supply Chain is designed to enable health systems to manage the entire procurement process across their acute and ambulatory settings. Powered by our development initiatives, as well as our recent Aperek acquisition, it allows for seamless integration across existing platforms while also providing the capability of a complete end-to-end procurement solution.

Using PremierConnect Supply Chain, members can manage every aspect of the procurement lifecycle and 100% of their purchasing, including both GPO and non-GPO spending. This integrated solution provides real-time supply analytics that look at the total supply chain spend by facility, by physician, by site and by service line. This enables more comprehensive visibility to cost throughout the health system and the ability to analyze and take action on usage patterns across all areas.

It also provides online sourcing and contract management, customizable catalog management and for those who need it, a full ERP materials management system that enables users to plan, buy, receive, pay and manage the procurement process across all sites of care. We believe we are the only company in our space that has this offering with these integrated capabilities.

PremierConnect Supply Chain has been tested and adopted by several major health systems and hospitals, including HonorHealth, formally Scottsdale Lincoln and Scottsdale Arizona; Venice Health in Roseville, California; Fairview Health Services in Minneapolis; Memorial Healthcare System in Hollywood, Florida; Mount Sinai Medical Center in South Florida; and Atlantic General Hospital in Maryland. We are currently implementing PremierConnect Supply Chain in a number of other systems across our member channel and it continues to be instrumental in winning our all-in business and expanding our relationships. We believe it is an innovative differentiator and just one of the strategic tools we’re using to disrupt the healthcare supply chain, drive revenue growth and continue to distinguish Premier as a marketplace leader in years to come.

PREMIER, INC.

Fiscal 2015 Third Quarter Conference Call Transcript

Moving to Performance Services, given what Susan noted about the new health-care legislation, we believe provider demand for our services will increase as they seek to align with physicians and develop the necessary clinically integrated networks and alternate payment models that will enable success in this changing environment. Just a few recent examples of healthcare systems working with Premier to establish clinically integrated networks are North Shore LIJ Health System of New York, which has more than 12,000 affiliated physicians in 19 hospitals; LifeBridge Health of Baltimore, with more than 600 network physicians; and Innovative Health Alliance, an accountable care organization in Albany, New York working with a network of more than 300 physicians.

We have strong continuing provider interest in our alternate payment model and clinically integrated network capabilities, and we believe this interest will accelerate still further in the months and years to come, as the nation’s health care systems shift to the new payment models. Finally, the high cost physician preference arena remains a significant area of focus among our members. Evidenced by the continuing growth in our SYMMEDRx business. In the third quarter, SYMMEDRx teamed up with one of our large academic member health systems to achieve savings of approximately 24% on the purchase of medical devices related to just one disease state. During the quarter, SYMMEDRx also entered into a three-year agreement with the Greater New York Hospital Association, to provide comprehensive data analysis and advisory support to help drive savings across all disease states. Greater New York Hospital Association is one of our largest member owners and we work together to address the challenges of cost reduction, quality and safety improvement and population health management.

Thank you for your time today. Now let me turn the call over to Craig McKasson, our Chief Financial Officer.

Craig McKasson – Premier, Inc. – CFO

Thanks, Mike. As Susan and Mike already stated, we are very pleased with our fiscal third-quarter financial results, which included double-digit year-over-year consolidated revenue, adjusted EBITDA and adjusted fully distributed earnings per share growth. This was driven by strong revenue contribution from our Supply Chain Services segment and Performance Services segment results that were consistent with our expectations.

As a result of our year-to-date performance and our outlook for the fourth quarter, we are increasing consolidated revenue and adjusted EBITDA guidance for the full fiscal year ending June 30, 2015. Now let’s review the quarter in more detail. Consolidated net revenues of $261.7 million increased 16% from year ago. These results are comprised of $192.1 million in net revenue from our Supply Chain Services business segment, up 15% year-over-year, and $69.6 million in revenue from Performance Services, up 19% over the prior year.

Looking at the segment level, the 15% revenue growth in Supply Chain Services exceeded our expectations and was driven by our core GPO business where net administrative fees revenue increased 9.1%, largely driven by contract penetration in both acute and alternate site members and the continuing impact from the recruitment and conversion of new members. This growth was further amplified by the improved patient utilization trends that Mike mentioned a few minutes ago.

In addition, our third-quarter net administrative fees revenue growth also benefited from some earlier than anticipated vendor reporting. Our GPO is subject to quarterly fluctuations in net administrative fees revenue, due to periodic variability based on the timing of when cash and vendor reports are received.

Our direct sourcing and specialty pharmacy product businesses combined to produce 25% top line growth in the quarter from a year ago. An increase that represents a more normalized pace than in previous quarters, which we have anticipated as these relatively new businesses continue to expand. Both businesses benefited from ongoing expansion of member support. Our direct sourcing revenue growth was fueled by demand for high-quality products at a reduced cost and our specialty pharmacy business continued to gain momentum, driven by increased member participation and expanding product uses, in particular the new hepatitis C therapies.

PREMIER, INC.

Fiscal 2015 Third Quarter Conference Call Transcript

In Performance Services, the 19% revenue increase was consistent with our expectations and resulted from continued growth of our PremierConnect SaaS-based subscriptions and renewals, which historically account for approximately 60% of total segment revenue. Additionally, our advisory services business delivered growth led by engagements tied to the areas of cost management, population health, physician preference and capital equipment planning.

Consolidated adjusted EBITDA of $103.7 million for the quarter represents a 14% increase from a year ago, with Supply Chain Services increasing 11% and Performance Services up 29%. The increase in Supply Chain Services adjusted EBITDA predominantly reflects the growth in net administrative fees revenue, as well as continued expansion of our direct sourcing activities. The growth in Performance Services adjusted EBITDA was primarily the result of new PremierConnect SaaS-based subscription sales and the effective management of operating expenses.

Our adjusted EBITDA growth was strong in the quarter. The change in our EBITDA margin reflects our ongoing sales mix shift within Supply Chain Services, where an increasing proportion of segment revenue is being generated from the direct sourcing and specialty pharmacy businesses. We do expect this trend to normalize over time as these newer businesses continue to mature.

Looking at bottom-line performance, non-GAAP pro forma adjusted fully distributed net income totaled $55.3 million for the quarter or $0.38 per fully diluted share, compared with $49.1 million or $0.34 per share last year. As I previously discussed, because of our corporate structure and quarterly member owner share exchange process, we guide to adjusted fully distributed earnings per share. This non-GAAP measure calculates income taxes at 40% on pretax income, assuming the entire company is a taxable C Corporation and further assumes that all of the Company’s Class A and Class B common shares are held by the public and included in the share count determination.

From a liquidity and balance sheet perspective, cash flow from operations in the quarter increased 13% to $101.9 million and for the first nine months of fiscal 2015, totaled $255.6 million. This is lower than the same nine-month period last year, primarily due to the addition of member owner revenue share, as a result of the reorganization and IPO, effective October 1, 2013. For the fiscal third quarter, free cash flow which we define as cash provided by operating activities less distributions to limited partners and purchases of property and equipment, was $59.5 million. The high level of free cash flow relative to adjusted EBITDA in the third quarter is largely attributable to the strong performance in our Supply Chain Services segment.

At March 31, 2015, our cash, cash equivalents and short and long-term marketable securities totaled approximately $503.3 million. We also ended the quarter with no outstanding borrowings on our five-year $750 million revolving credit facility. We believe that we are in excellent position to deploy capital to help provide solutions for our member needs and drive our strategic growth objectives, and we continue to evaluate an active pipeline of potential acquisition opportunities.

Now let’s turn to our expectations for fiscal 2015. We are raising our outlook for fiscal full-year consolidated net revenue and adjusted EBITDA, based on the continued strength in our Supply Chain Services segment. Our revised guidance reflects our third-quarter performance and our expectations and assumptions for the remainder of the year, as discussed on this call and included in our earnings release.

For the full year, we now expect Supply Chain Services revenue to grow 13% to 15%, driven by 27% to 32% growth in our products businesses and 6% to 7% growth in net administrative fees revenue. We continue to expect Performance Services revenue to grow 15% to 18%. As a result we have revised guidance as follows. Total net revenue is expected to grow 14% to 16%, to between $988 million and $1.008 billion, which is an increase in the previous range.

Non-GAAP adjusted EBITDA is forecast to grow 9% to 12% to between $384 million and $392 million, which also raises the previous range. And non-GAAP adjusted fully distributed earnings per share is expected to grow 8% to 11%, to between $1.40 and $1.44, which remains unchanged from the previous guidance range.

Finally, let me provide a quick update on our recent quarterly exchange which took place on April 30. Approximately 276,000 Class B units were exchanged into Class A common shares, following the right of first refusal process in which non-exchanging member owners can purchase Class B units being offered for exchange. Our next quarterly exchange will occur on July 31. With that, let me turn the call back over to Susan.

PREMIER, INC.

Fiscal 2015 Third Quarter Conference Call Transcript

Susan DeVore – Premier, Inc. – President & CEO

Thanks Craig. Before opening the call for questions I want to briefly expand on Craig’s comments related to our capital deployment strategy. Acquisitions play an important role in our future and we continue to evaluate many opportunities in front of us. We do so focused on innovative and unique solutions and using a disciplined, well-defined due diligence process, to help ensure acquisitions perform as expected and provide a measurable return on investment over time.

As we have stated in the past we will evaluate potential acquisitions of all sizes including strategic tuck-ins that can be expanded through our member channel, as well as those that would be considered transformative, allowing us to establish or expand footholds in areas of the business that serve the needs of our health systems. So with that operator, you may now open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Ryan Daniels, William Blair.

Ryan Daniels – William Blair & Company – Analyst

Yes guys, thanks for taking the questions. Mike, maybe I will start with one for you, congrats on the larger Premier Enterprise Connect deal with Catholic Health Initiatives. Can you talk a little bit about how that will be rolled out, when we might see that flow into the Performance Services revenue line, just any color there?

Mike Alkire – Premier, Inc. – COO

Well you know, let me just take a first pass and then I will ask Keith and Craig to weigh in. It’s already in the guidance in terms of the revenue that’s associated with it. From a technology standpoint Keith do you want to weigh in?

Craig McKasson – Premier, Inc. – CFO

Financially Ryan, this is Craig. As we have talked about in the past with PremierConnect Enterprise engagements, they don’t have a long implementation period, so as Mike indicated we will start to see contributions from that in the fourth quarter and obviously moving into 2016. And continue to have opportunities with that relationship with Catholic Health Initiatives to expand our footprint there in terms of the capabilities we are providing them, in order to manage their quality improvement programs and the opportunities they are trying to identify within their system.

Ryan Daniels – William Blair & Company – Analyst

Okay great, and Mike, I meant to say Mike for this one, you mentioned PremierConnect Supply Chain and highlighted six clients that you have already. So maybe it’s too early given the recent launch, but number one, how quickly do you think that can roll out to the rest of the client base? And then number two, I’m curious with the six accounts already using it if you’ve seen any changes in contract compliance or their behavior at all?

PREMIER, INC.

Fiscal 2015 Third Quarter Conference Call Transcript

Mike Alkire – Premier, Inc. – COO

So we just, obviously just launched the program so we are already in the process of rolling it out. Obviously we’re seeing a lot of interest in it. As a part of the rollout we have wraparound services and capabilities from our field that analyze the data and look for that off-contract usage. I don’t expect that you are – just due to timing of us identifying those opportunities and by the time that we actually see that in terms of cash, it will be a few months before we actually see the uptake in the admin fees for any opportunities for contract penetrations.

Ryan Daniels – William Blair & Company – Analyst

Okay, that makes sense. And last one and I will hop off, and Susan this one I guess is for you. You talked a lot about the movement towards advanced payment models and I’m curious if you looked at any of your IDMs with any higher risk-based reimbursements and try to determine what that has done to the GPO business. Meaning if their goal is really to reduce utilization and drive population health, is that having an impact on your GPO business and utilization there? Thanks

Susan DeVore – Premier, Inc. – President & CEO

Thanks Ryan. I think what we see on the population health front is as they move to these advanced payment models, it does create cost pressure. But also incents them to provide the care in the parts of their integrated delivery systems that are the most effective clinically and most efficient. And a lot of the more advanced health systems are moving to centralized purchasing where the buying for supplies is being done for all their physicians, all their affiliated entities, whether they are owned or not, and their hospitals and their surgery centers.

So we actually see it as a movement around the integrated delivery system to the right setting. And our utilization data for the last quarter would indicate that both inpatient and outpatient utilization is up, even in the world of population health and even in the world of population health for our advanced health systems. I think it’s demographics. I think it’s the exchanges. I think it’s the Affordable Care Act. I think it’s chronic conditions, but that’s what we are seeing.

Ryan Daniels – William Blair & Company – Analyst

Okay, very helpful, thank you.

Susan DeVore – Premier, Inc. – President & CEO

Thank you.

Operator

Jamie Stockton, Wells Fargo.

Susan DeVore – Premier, Inc. – President & CEO

Hi Jamie

Jamie Stockton – Wells Fargo – Analyst

Good evening, thanks for taking my questions. I guess maybe the first one, Craig your comment about the GPO business, the acceleration of some fees during the quarter, if I look at kind of the implied guidance for the June quarter, would you say that $4 million of revenue in the March quarter might have been a decent number as far as the impact of that acceleration?

PREMIER, INC.

Fiscal 2015 Third Quarter Conference Call Transcript

Craig McKasson – Premier, Inc. – CFO

Jamie, that’s in the relative ballpark in terms of what we typically have is a – obviously the way that we recognize revenue from an administrative fees perspective is when we receive the payment and the associated supplier report from the manufacturer to substantiate the payment that we receive. Sometimes the receipt of those can cross over the quarters. It tends to be potentially up to 1% or 2% variability and we did have some benefit from that in the third quarter

Jamie Stockton – Wells Fargo – Analyst

Should we interpret essentially those fees as being pulled from the June quarter?

Craig McKasson – Premier, Inc. – CFO

That’s correct.

Jamie Stockton – Wells Fargo – Analyst

Okay. And then maybe Susan just one quick one, I know you talked about the M&A picture. We obviously saw a lot of activity here in the last few months with moves that players like IBM have made in the space. You have a growing cash balance. I know you are being disciplined about the way you approach M&A. I guess maybe if you could just help us understand internally how you guys see the trade-off between purchasing a business that has the potential for high growth and what I assume are some very lofty valuations that some of these assets are going for these days.

Susan DeVore – Premier, Inc. – President & CEO

Yes, thanks Jamie. So we have a full-time corporate development group as you know, with several people and we have liaisons in each of the segments and we’re constantly sourcing population health companies, ambulatory data acquisition companies, supply chain workflow and analytics companies, specialty pharmacies, all kinds of capabilities that we are interested in. And we look at a variety of companies and they are all sizes and you are right, the valuations sometimes are high.

We are interested in things that strategically enhance this long-term all-in capability that we have to disrupt both supply chain and then help health systems from the inside with quality, safety, population health. And so the way we think about it is, we have a framework. We have a pretty definitive criteria that we assess every opportunity against. And it’s both strategic and financial.

So I think that I would say we’re trying to make prudent and wise business decisions that have a long-term ROI for the Company and for the shareholders. And so I think you will see a variety of acquisitions from us. We’re a relatively small company, so everything we do is pretty visible in our financials and so I think you will see it. But we’re looking at all of it.

Jamie Stockton – Wells Fargo – Analyst

Okay, that’s great, thank you.

Susan DeVore – Premier, Inc. – President & CEO

Thank you.

PREMIER, INC.

Fiscal 2015 Third Quarter Conference Call Transcript

Operator

Elizabeth Blake, Bank of America, Merrill Lynch.

Susan DeVore – Premier, Inc. – President & CEO

Hi Elizabeth

Elizabeth Blake – Bank of America, Merrill Lynch – Analyst

Hi, good afternoon and thanks for taking my questions. First, could you update us on the Partnership for Patients contracts from last quarter?

Susan DeVore – Premier, Inc. – President & CEO

So last quarter we described that it had ended and then I think a few days after the call we were notified and had the ability to apply for a one-year extension. We have now applied for that extension, so we recruited hospitals across the country to participate with us and we have not heard anything yet. So we, as with all government contracts, are not sure of the timing of the final decision, but we have applied.

Elizabeth Blake – Bank of America, Merrill Lynch – Analyst

Okay, great, thank you. And then on the PremierConnect Supply Chain solution, could you elaborate a little bit on the response you are getting from non-GPO clients using that tool?

Susan DeVore – Premier, Inc. – President & CEO

I think what Mike said was that the tool helps health systems who are partners with us in Supply Chain and in the GPO, it helps them manage their GPO spend as well as their non-GPO spend. We are primarily selling it today to folks who are either current GPO customers or recruiting new customers and this supply chain analytics overlay is a real differentiator. So I think that’s what he meant.

Elizabeth Blake – Bank of America, Merrill Lynch – Analyst

Okay. Great. That’s helpful. Thank you.

Susan DeVore – Premier, Inc. – President & CEO

Thank you.

Operator

Lisa Gill, JPMorgan

PREMIER, INC.

Fiscal 2015 Third Quarter Conference Call Transcript

Susan DeVore – Premier, Inc. – President & CEO

Hi Lisa.

Lisa Gill – JPMorgan – Analyst

Hi Susan. My first question was around your comments as it pertains to population health. I think you talked today about 400 hospitals, 30 states, I’m just wondering one, who are you competing against when you think about winning that business in population health because it’s clearly more than just your member hospitals? And then secondly, do you see opportunities to sell other collaboratives into those hospitals or is it primarily just population health that they are looking at, at this point?

Susan DeVore – Premier, Inc. – President & CEO

You know Lisa, we always view it as a foot in the door, so we do have actually a large number of members that participate with us in the population health collaboratives that we then have additional conversations about PremierConnect and about Supply Chain and about all of our other services. Our collaboratives in terms of the first part of your question, we compete with a variety of consulting firms or other companies, but we don’t compete with anybody that really has the footprint, the sort of advanced intelligence in Washington, DC about what’s coming and what the real details of all of these changes are. And companies that have technology and the breadth of data to provide the measurement. So I think that’s why we get both current members and non-members and yes, it’s a door into our other services for sure.

Lisa Gill – JPMorgan – Analyst

So you’re not competing against any of the traditional IP providers today that are selling a population health type of offering?

Susan DeVore – Premier, Inc. – President & CEO

I think we see all the competitors. I think what health systems have to have first is clinically integrated networks. So they have to align their physicians to their health systems and then they have to have analytics data that we bring to the table through our technologies and our services. And then as they evolve, they need additional operating capabilities and that’s part of the logic around, I think it was Jamie’s question, around some of the acquisition capabilities we continue to partner or acquire.

But we compete with consultants, we compete with payers we compete with EHR vendors, we compete with a variety of companies who are marketing services. KLAS named us as the number one population health and we had sort of a, I think KLAS said it was 80% of our customers said they would come back to Premier for additional services. So we think we are pretty well-positioned because of the depth and breadth of our capabilities.

Lisa Gill – JPMorgan – Analyst

Okay, great, and my second question was just around some of your comments on the GPO side. And talking about further penetration within existing accounts. I think also, I’m not sure if it was you or Mike that talked about both growth on inpatient as well as outpatient. As we look at some of the hospitals that reported on the public side, it looks like there was more on the outpatient side than the inpatient side. I’m just wondering if you are seeing something different there? And secondly, I think someone asked earlier about the collaborations that you have and what it’s meaning to your GPO business, but Susan, do you think you are getting deeper penetrated because they are taking risk and therefore they are really laser focused on what they are buying and where they are buying it from? And trying to be adherent to whether it’s PPI or some of the other tools to bring down costs?

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Fiscal 2015 Third Quarter Conference Call Transcript

Susan DeVore – Premier, Inc. – President & CEO

So a couple of questions in there Lisa. On the utilization question, the trend we used to see was impatient slightly declining and outpatient growing. The trends we have seen in the last 3 to 6 rolling quarters and months is, inpatient is actually increasing but outpatient continues to increase at a higher rate. So I think what you are hearing from the hospitals is that outpatient continues to increase at a higher growth rate than inpatient, but at least our health systems and our footprint, which is a pretty big footprint, that we have data on are also seeing inpatient increases as well.

On the question of penetration of GPO contracts, I think part of it is the cost reduction they need and they know that compliance is tied to increased level of savings, but I also think it’s all of the services we provide in Supply Chain beyond just GPO. So our acquisition of SYMMEDRx, our acquisition of MEMdata, both of those helped them manage their supply chain cost in physician preference and capital. And that, together with the compliance that drives savings in commodities and in food and in pharmacy, I think pushes them towards higher penetration and we’re seeing higher penetration in many of our contract categories.

Mike Alkire – Premier, Inc. – COO

Susan, if I could just add a couple things. I think Lisa you asked about collaboratives, we do have an Ascend collaborative that really focuses on driving high levels of commitment for categories. That collaborative is doing very, very well and growing. I talked a little bit about PremierConnect Supply Chain and this is why this is so critical for our healthcare systems. The product itself will allow us to extend the catalogs into the ambulatory settings, so as our healthcare systems build out they are clinically integrated networks, they’re going to have the ability to extend that pricing and those catalogs out to those partners. So we do believe there’s going to be higher levels of penetration for the system as they are building out their ambulatory settings.

Lisa Gill – JPMorgan – Analyst

And Mike, I know we’ve talked in the past about moving into the alternate site and your rollout there, but it sounds like today what you are saying is your relationship with the IDN can, in essence, get you there without necessarily having to go out and contract directly, am I hearing that correctly?

Mike Alkire – Premier, Inc. – COO

Yes, both. I think one is, doing it through our systems and as they are building out their clinically integrated networks. Two, we have a number of our systems that have their affiliated programs, so through their group affiliations we’re continuing to drive contract penetration into the ambulatory setting. And then we’ve also got our own sales and marketing model to continue to expand into that market. So we really have a three prong attack.

Lisa Gill – JPMorgan – Analyst

Okay, great. Thanks for all the comments and congratulations on a nice quarter.

Susan DeVore – Premier, Inc. – President & CEO

Thank you.

Operator

Donald Hooker, KeyBanc Capital Markets.

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Fiscal 2015 Third Quarter Conference Call Transcript

Donald Hooker – KeyBanc Capital Markets – Analyst

Hi, good afternoon.

Susan DeVore – Premier, Inc. – President & CEO

Hi, Donald.

Donald Hooker – KeyBanc Capital Markets – Analyst

With regards to the GPO, obviously a strong performance through this year and I think in the past you gave out a long-term view of GPO growth. Is that something that might be revised now? Is performance of the GPO strong enough this fiscal year that you might want to revise your prior longer-term view of, I think it was closer to 4% growth?

Craig McKasson – Premier, Inc. – CFO

Yes Don, this is Craig, thanks for the question. What we have historically talked about is kind of low to mid single-digit growth for our GPO. One of the things we’ve talked about that you have seen the benefit of this year, is last year we had gone through a process of recruiting some new organizations and it was taking some time for them to convert. And so what we’ve really seen the benefit of is that performance this year, plus the impacts of utilization which rebounded from a year ago, has caused us to have higher performance in the current year. Which is why we are now guiding and expecting that we will see 6% to 7% administrative fee growth this fiscal year.

I’d say we’re not in a position yet to say we that would change our longer term outlook because once fully ramped up, that kind of low to mid single-digit range is still what we think is the current market for GPO growth.

Donald Hooker – KeyBanc Capital Markets – Analyst

Okay. And then with regards to the specialty pharmacy, can you maybe discuss a little bit how penetrated that services is into the membership and how that might trend over the next year or two?

Craig McKasson – Premier, Inc. – CFO

Sure, this is Craig, I will start and then Susan or Mike can add any color. What I would say is that we’re still early in the life of specialty pharmacy with our member organizations. This is, I’ll say a more unique population health strategy as we have talked about as opposed to just being a pure play specialty pharmacy approach. And so a lot of our institutions that are more on the front edge in terms of thinking about their approach to population health and how to manage patients in a post-acute setting. To ensure protocols are followed to minimize re-admissions and things of that nature. So there’s still a pretty long runway, Don, in terms of opportunities to grow and expand our specialty pharmacy footprint. We are not at a point yet to say in two years it’s going to be x, but early stages of where we are in that business.

Mike Alkire – Premier, Inc. – COO

I think it’s a strong business for us, different markets have different requirements for specialty pharmacy and given all the things I’ve said about alternative payment models and sort of the need to manage chronic patients, clearly it’s an opportunity for us longer-term.

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Fiscal 2015 Third Quarter Conference Call Transcript

Craig McKasson – Premier, Inc. – CFO

And I’m sorry Don, one other last point I would reinforce is that as we look at the specialty pharmacy market, that’s one of the areas we have identified for potential capital deployment. As we look at particular markets where you may need to have a bricks and mortar capability in order to actually drive business in specific geographies across the country.

Donald Hooker – KeyBanc Capital Markets – Analyst

And I’ll just ask one last one, I know you haven’t historically provided this, but maybe you can provide some qualitative color. I know the specialty pharmacy and the other products business is lower margin obviously, but is it safe to assume both of those businesses are scaling and margins are improving sequentially?

Craig McKasson – Premier, Inc. – CFO

Yes – absolutely.

Donald Hooker – KeyBanc Capital Markets – Analyst

Okay thank you.

Susan DeVore – Premier, Inc. – President & CEO

Thank you.

Operator

Michael Cherny, ISI.

Susan DeVore – Premier, Inc. – President & CEO

Hi, Michael.

Michael Cherny – ISI – Analyst

Good afternoon guys and congratulations on a nice quarter. I want to take the retention question from a different angle. You talked about 99% that’s as good as we’ve heard from any services business, in terms of the 1% sorry to focus on this, or just ask the question, but what causes that 1% customer to leave? Is it all from consolidation you see across the industry or are there any competitive disruptions and if so, why would a customer decide that they no longer want to work with you?

Susan DeVore – Premier, Inc. – President & CEO

It is primarily acquisitions or affiliations where hospitals are getting together and they’re at different GPOs and they are making a decision. And so all that consolidation acquisition activity is both an opportunity for us sometimes and a risk for us sometimes. But it’s almost always related to some combination in some market.

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Fiscal 2015 Third Quarter Conference Call Transcript

Michael Cherny – ISI – Analyst

I know last year ahead of the IPO, there was a little lower retention because of the transition, so I just want to get an understanding now as you think about how you generate that record level, what is the driver of that?

Susan DeVore – Premier, Inc. – President & CEO

99% is so high, you almost can’t go anywhere right? So it’s so high that we think it’s almost always it’s acquisition-related or affiliation-related.

Michael Cherny – ISI – Analyst

Got it. And then, a different way to take the acquisition front. I know you touched a bit about the type of assets you’ve been looking at. I want to take a step back and look at what you’ve already completed. You highlighted SYMMEDRx as an acquisition or at least an asset that you’ve taken in and had a really nice performance in the quarter, a nice expansion to the customer base. Can you maybe just touch qualitatively on the integration of some of your other businesses, particularly something like TheraDoc and how it’s fitting in with the overall portfolio you have in terms of client interest or whatever it may be?

Susan DeVore – Premier, Inc. – President & CEO

Great question and we do this routinely, internally. So Meddius was probably the oldest one and that’s the data acquisition tool. That’s been completely integrated and it actually helps us get at more real-time data across lots of our applications, it’s proving to be just a wonderful data acquisition engine inside a lot of our other applications. SYMMEDRx, I already talked about, MEMdata I already talked about, TheraDoc was a medium-size acquisition for us. That one has been integrated. We are in the process of combining the two products. That particular application on a combined basis is also rated number one by KLAS, in clinical surveillance. Very critical to all the quality and safety and value-based purchasing that our health systems are engaged in.

We’ve retained the leadership teams of all those companies and have integrated them with the rest of our businesses. You know we bought the rest of S2S, the remainder of S2S, that one was already integrated for all intents and purposes and we now own 100% of that company. And then Mike talked about Aperek as a part of this PremierConnect Supply Chain new offering. So we have taken it in. We have added it to all of our other capabilities, evolved it with our own organic development and that is what Mike talked about in the launch of that new product. So I would say so far really, really good, really good integration of all of the companies and lots of new customers and lots of retention of existing customers with those acquisitions.

Michael Cherny – ISI – Analyst

Thanks for the update and the scorecard, I really appreciate it Susan.

Susan DeVore – Premier, Inc. – President & CEO

Thank you.

Operator

Nicholas Jansen, Raymond James.

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Fiscal 2015 Third Quarter Conference Call Transcript

Nicholas Jansen – Raymond James – Analyst

Yes, how are you guys? Thanks for taking the questions, most of mine have been answered, but maybe just two follow-ups. You had almost 38% adjusted EBITDA margins in your Performance Services segment which I believe is a record high, I know there’s some quarterly fluctuations here, but maybe want to get a little more detail on how margins expand about 300 basis points year-over-year. And then where ultimately do you think the Performance Service margins can grow as you get a higher mix of your revenue to SaaS applications? Thanks.

Craig McKasson – Premier, Inc. – CFO

Yes this is Craig, thanks Nick. The one thing I would point out in terms of Performance Services EBITDA margins is, we do get the benefit of the deferred revenue add back that we have in place following the TheraDoc and Aperek acquisitions. You are going to see that begin to taper off in the fourth quarter as we have gotten through the meat of that one-year deferral process. So the 37% you referenced is higher than we would normally expect. I think the more normalized place we’ve been, is in that low 30s range and I think that’s more of an expectation of what you would see.

Nicholas Jansen – Raymond James – Analyst

Okay, that’s helpful. And then secondly, a lot’s been discussed on M&A, it looks like your acquisition-related add backs in terms of expenses in the quarter seemed to pick up a little bit relative to the recent trajectory. So I just wanted to get your sense of, have you been disappointed by not closing deals, I just wanted to get a little bit more color surrounding what’s going on there? Thanks.

Susan DeVore – Premier, Inc. – President & CEO

Yes, so I would just say we spend money pursuing acquisitions. And we will continue to spend money pursuing acquisitions and doing our due diligence and I think it just reflects the activity and the acquisitions are sort of part of our strategic DNA.

Nicholas Jansen – Raymond James – Analyst

Thank you, Susan.

Susan DeVore – Premier, Inc. – President & CEO

Thank you.

Operator

Sean Dodge, Jefferies.

Sean Dodge – Jefferies & Co. – Analyst

Hi, good afternoon. Susan, it’s been a few months now since HHS released its 2018 goals for alternative payment models. I realize you don’t have explicit details yet on how all of that’s going to happen, but I’m curious if there’s been any discernible changes in the conversations you’ve been having with clients on the heels of this. Has this encouraged a few more to come off the fence and begin moving more quickly to fee for value, or is everybody still in a wait and see mode?

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Fiscal 2015 Third Quarter Conference Call Transcript

Susan DeVore – Premier, Inc. – President & CEO

Yes, there’s a lot of things. First the announcement, I think has accelerated health systems into saying, wow I need to get myself ready, I need to build the infrastructure which feeds into the things we provide, the clinically integrated network, the technology infrastructure, the data they need to actually move there. So I would say it has accelerated their urgency around it. I also think this new payment model for physicians, the macro that I talked about on the call, that is mobilizing health systems to integrate with their physicians and to build this stuff together and it’s mobilizing physicians as well.

So I think that’s also going to create an acceleration of their interest in building all of these capabilities. So I think there is a lot of activity and I think recently, and I didn’t talk about it in the script, but Medicare is also, CMS has also just certified the results from some of these pioneer and shared savings ACOs. And I think the reason that’s important is, it means that CMS can take something from a demonstration straight into a program. And I think all of those things are certainly making health systems aware and interested in building the capabilities, because they think this is going to be new standard ways of paying for services.

Sean Dodge – Jefferies & Co. – Analyst

Okay, excellent, thanks. And it was mentioned earlier that the adoption of PremierConnect Enterprise enables clients to bring together for the most part your entire platform. I’m curious, are those that have adopted so far, how big are those relationships, the PCE relationships relative to the average non-PCE client? Maybe taking a different – how big of an inflection in revenue can the adoption of PCE drive within a client over time as they adopt more?

Susan DeVore – Premier, Inc. – President & CEO

Yes so what I would say is, and you saw it on the slide, PremierConnect is actually seven different domains. And so there is pricing for the technologies, for the services, for the wraparounds within each one of those domains on the platform. PremierConnect Enterprise being just one of the seven different domains. And I think, Craig you’ve talked a little bit before about what the average kind of revenue is for PremierConnect Enterprise domain.

Craig McKasson – Premier, Inc. – CFO

Yes. What I would add is that, so in and of itself, again varies obviously by engagement, but the opportunity for PremierConnect Enterprise engagements to have an annual value of $500,000 up to $1 million. Importantly though, it’s also a natural extension of the relationship that we may have with some of our institutions that are leveraging some of our capabilities. And if they are not taking advantage of all of those, the data management and data analytics capabilities that PremierConnect Enterprise affords does give us an opportunity to actually move into other domains across the PremierConnect platform longer-term. As Susan just described.

Sean Dodge – Jefferies & Co. – Analyst

Perfect, thank you

Susan DeVore – Premier, Inc. – President & CEO

Thank you.

Operator

Richard Close, Avondale Partners.

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Fiscal 2015 Third Quarter Conference Call Transcript

Susan DeVore – Premier, Inc. – President & CEO

Hi, Richard.

Richard Close – Avondale Partners – Analyst

Hello, thanks for taking the question, congratulations. I was wondering if you could break down the GPO revenue a little bit more. Obviously 9% or so growth there and you talked a little bit about a pull forward, but if you were to break it up between increased utilization, the new customers and the contract compliance, any ballparks on those – what those contributed?

Craig McKasson – Premier, Inc. – CFO

Sure, this is Craig. So broadly we talked about the pullthrough being a few million of the increase that you saw, and then what I would say is we don’t specifically disclose percentages, but I would say that probably a little more than half is a result of continuing penetration of our existing members in the acute and the nonacute space. And then the balance of that being the conversion and migration of newer members that we have added.

Richard Close – Avondale Partners – Analyst

Okay, and just a follow-up on the GPO side. How are you viewing the competitive marketplace out there? Are there deals to be won? In terms of RFPs or contracts coming up for renewals, just any thoughts about maybe the churn or expected churn in the GPO side going forward over the next year or so?

Susan DeVore – Premier, Inc. – President & CEO

So all I would say is that most health systems today have a GPO relationship. It’s highly penetrated and so, you know this, not many move every year. But we certainly are a market taker and we get more than our share, I think because of the broad-based set of supply chain solutions that we can bring to the table and the connection of the supply chain solutions with the other utilization and standardization data that we have over on the clinical side.

So I think that consolidation in the industry continues to happen and that maybe creates fewer and larger entities. But I think that the differentiation we have in terms of our service capabilities, technology capabilities and the embeddedness that we provide anytime we propose on a new deal, it’s just a different comprehensive level of service.

Richard Close – Avondale Partners – Analyst

Okay that’s all I had, thanks, congratulations

Susan DeVore – Premier, Inc. – President & CEO

Thank you Richard.

Operator

Sean Wieland, Piper Jaffray.

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Fiscal 2015 Third Quarter Conference Call Transcript

Susan DeVore – Premier, Inc. – President & CEO

Hi, Sean.

Sean Wieland – Piper Jaffray – Analyst

Hi Susan, thanks for taking the question.

Susan DeVore – Premier, Inc. – President & CEO

How are you?

Sean Wieland – Piper Jaffray – Analyst

I’m doing well, thank you. On the CHI deal, congrats on that. Am I thinking that they are not a GPO customer, but they are now using PremierConnect Enterprise?

Susan DeVore – Premier, Inc. – President & CEO

They are not a GPO customer. They have been using some of our quality and safety applications in some of their facilities and this is sort of an all-in on the quality side with PremierConnect Enterprise.

Sean Wieland – Piper Jaffray – Analyst

So, when that GPO business comes up for bid at some point, how does this affect your abilities to win that – how does that affect your positioning relative to the GPO business?

Susan DeVore – Premier, Inc. – President & CEO

So obviously, GPO decisions are comprehensive and very detailed and when we go to pursue a GPO and clearly if you have relationships in one side of the business it works both ways for us, but it gives us an opportunity to really show health systems how you can take a GPO and a direct sourcing company and a specialty pharmacy along with all your population health stuff and all your PremierConnect Enterprise and quality and safety solutions and really drive savings and really drive improvement. That’s how we view it and that’s how we approach it. Now those decisions get made a lot of different ways in health systems, but that is our approach.

Mike Alkire – Premier, Inc. – COO

Hi, Sean, this is Mike. One other build, when we have the PremierConnect Quality application into these healthcare systems, it does allow us to connect quality and cost which really helps us around resource utilization. So as healthcare systems look to standardize how they’re providing care, leveraging supply chain products, we are able to actually bring the power of that supply chain quality to the table to show appropriate resource utilization and the value of really focusing in on that cost.

Sean Wieland – Piper Jaffray – Analyst

How many PremierConnect Enterprise customers are not GPO customers?

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Fiscal 2015 Third Quarter Conference Call Transcript

Susan DeVore – Premier, Inc. – President & CEO

Keith?

Keith Figlioli – Premier, Inc. – SVP of healthcare Informatics

Probably just that one.

Susan DeVore – Premier, Inc. – President & CEO

They’re probably the only one right now.

Sean Wieland – Piper Jaffray – Analyst

Okay.

Keith Figlioli – Premier, Inc. – SVP of healthcare Informatics

So Sean, I think it’s just that one, it’s Keith.

Sean Wieland – Piper Jaffray – Analyst

Okay, thanks Keith. And then in the Performance Services business, do you have what the organic growth rate was in the quarter?

Craig McKasson – Premier, Inc. – CFO

Sean as we discussed, we don’t separately breakout organic and inorganic, I will continue to reinforce the messaging I’ve had that we expected about $20 million of revenue contribution from our TheraDoc and Aperek acquisitions this year. Which we disclosed when we issued guidance at the beginning of the year, those acquisitions have continued to be on plan.

Sean Wieland – Piper Jaffray – Analyst

Super. Okay, that’s all I’ve got. Thank you very much.

Susan DeVore – Premier, Inc. – President & CEO

Thanks, Sean.

Operator

Gene Mannheimer, Topeka Capital Markets.

Susan DeVore – Premier, Inc. – President & CEO

Hi Gene.

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Fiscal 2015 Third Quarter Conference Call Transcript

Gene Mannheimer – Topeka Capital Markets – Analyst

Good afternoon and congrats on a good quarter. I wanted to ask, with respect to the acquisition of Phytel by IBM, given that Phytel is a partner of yours on the population health side, is there any impact at all from that transaction, do you see on your business?

Susan DeVore – Premier, Inc. – President & CEO

So, no impact. Both IBM and Phytel are current business partners in our population health and enterprise analytic offerings. We don’t anticipate any changes to the relationships. We built into the relationships sort of anticipation of future changes on both sides and so obviously there are future opportunities for both of us, so we’ll continue to always explore those.

Gene Mannheimer – Topeka Capital Markets – Analyst

Great, thanks a lot.

Susan DeVore – Premier, Inc. – President & CEO

Thank you.

Operator

Thank you. At this time I’d like to turn it back to today’s staff for any final or closing remarks.

Susan DeVore – Premier, Inc. – President & CEO

Thanks so much everybody for participating on the call today. Our next conference call where we will cover the fourth quarter and our fiscal year is currently scheduled for August 24 and we look forward to meeting and speaking with many of you in the interim. Operator, you may now close the call.

Operator

Thank you. On behalf of Premier, Inc., we would like to thank you for your participation. You may now disconnect and have a wonderful day.